Exhibit 99.1

Wake Forest Bancshares, Inc.
302 S. Brooks Street
Wake Forest, North Carolina 27587

FOR IMMEDIATE RELEASE	Contact:	Robert C. White, CEO
April 22, 2008		(919) 556-5146

Wake Forest Bancshares, Inc.
Announces Second Quarter Results

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal Savings and Loan Association, announced today that the Company reported earnings of $282,641 or $0.24 per share for the quarter ended March 31, 2008, compared to earnings of $411,555 or $0.35 per share for the same quarter a year earlier. Earnings for the first six months of the Company’s fiscal year were reported at $648,305 or $0.56 per share versus $843,110 or $0.73 per share for the same six month period a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that second quarter earnings were slightly below the Company’s budgetary expectations but that the Company’s earnings for the first half of this year exceeded the Company’s outlook. He stated that a primary factor for the earnings decline when compared to the same periods last year was a contraction in the Company’s net interest income. A significant portion of the Company’s loans and investments have shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. The Federal Reserve has lowered interest rates by 300 basis points during the past seven months, including 200 basis points during the current quarter, and the Company’s loan and investment portfolios have adjusted more quickly to those rate movements than has the Company’s deposit base. The Company’s net interest margin was 2.93% and 3.18% during the quarter and six months ended March 31, 2008, respectively, as compared to a margin of 3.92% and 4.07% for the same periods a year earlier.

Real estate lending, including construction lending, has remained sluggish in the Company’s markets as both a slowing economy and a nationwide decline in home sales has begun to affect the Company’s primary lending areas. The slow-down in the Company’s local real estate markets, including declines in home prices, has not and is not expected to be as severe as that experienced by many other areas nationwide because local home prices have not escalated over the past several years. Although the Company does not make sub-prime loans, the broader local real estate markets have gradually slowed as inventories of new homes have increased, the uncertainty over the economy mounts, and many buyers have difficulty obtaining financing.

The Company’s total assets, loans and deposits increased by $209,000, $3.0 million and $318,000, respectively, during the current quarter. Year-to-date increases in total assets, loans and deposits were $1.2 million, $4.4 million and $1.0 million, respectively.

The Company had previously announced that it had declared a quarterly dividend to $0.20 per share for shareholders of record as of March 31, 2008, payable on April 10, 2008. The current dividend represents the 48th consecutive quarterly dividend paid by the Company.

Wake Forest Bancshares Inc.’s return on average assets was 1.04% for the current quarter as compared to 1.53% for its quarter ended March 31, 2007. Total assets of the Company amounted to $108.6 million at March 31, 2008. Total net loans receivable and deposits outstanding at March 31, 2008 amounted to $80.6 million and $86.7 million, respectively.

The Company’s ratio of non-performing loans to total loans increased by 5 basis points during the quarter and amounted to 1.06% at March 31, 2008. The Company added $30,000 in additional loss provisions to its loan loss allowances during the current quarter and those allowances amounted to approximately 1.51% of total loans outstanding at March 31, 2008.

Wake Forest Bancshares, Inc. has 1,158,628 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal Savings & Loan Association from its office in Wake Forest, (Wake County), North Carolina.